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[LETTERHEAD]
                                       Cynthia W. Lee (Investors)
                                       (612) 475-7936
                                       Ann Storberg (Investors)
                                       (612) 475-7940
                                       Elizabeth Anders (Media)
                                       (612) 475-7938
                                       FOR IMMEDIATE RELEASE


                      TCF RECEIVES FEDERAL RESERVE APPROVAL ON
                    ACQUISITION OF WINTHROP RESOURCES CORPORATION


    MINNEAPOLIS, June 2, 1997 - TCF Financial Corporation (TCF) (NYSE:TCB) announced today that the Federal Reserve Board has approved TCF's proposed acquisition of Winthrop Resources Corporation (Winthrop) (Nasdaq--NNM:WINR). The parties had previously entered into a definitive merger agreement under which one share of Winthrop common stock would be exchanged for 0.7766 of one common share of TCF, for a total of approximately 6.7 million TCF shares.

    The merger is subject to approval by TCF and Winthrop shareholders at special meetings on June 24, and certain other conditions. Assuming approval is received from both companies' shareholders and other conditions are met, the merger is expected to close on or shortly after June 24. The transaction will be accounted for as a pooling of interests.

    TCF is a national bank holding company based in Minneapolis with $7 billion in assets. TCF's banks operate in Minnesota, Illinois, and Wisconsin as TCF National Bank, and in Michigan and Ohio as Great Lakes National Bank. Other TCF affiliates include consumer finance, mortgage banking, title insurance, annuity and mutual fund sales companies.

    Winthrop is a financial services company that leases computers, telecommunications equipment, point-of-sale systems and other business equipment to companies nationwide. At March 31, Winthrop had leased assets totaling $348 million.

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